ATHENS BANCSHARES CORPORATION REPORTS 2013 FINANCIAL RESULTS

Athens, Tennessee, January 31, 2014, Athens Bancshares Corporation (NASDAQ: AFCB – news) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), today announced its results of operations for the three and twelve months ended December 31, 2013.  The Company’s net income for the three months ended December 31, 2013 was $609,000 or $0.32 per diluted share, compared to net income of $581,000 or $0.26 per diluted share for the same period in 2012.  For the twelve months ended December 31, 2013, net income was $2.3 million or $1.13 per diluted share, compared to net income of $2.6 million or $1.09 per diluted share for the twelve months ended December 31, 2012.

Results of Operations – Three Months Ended December 31, 2013 and 2012

Net interest income after provision for loan losses increased $330,000, or 12.93%, for the three months ended December 31, 2013 compared to the three months ended December 31, 2012. Interest income decreased $229,000 when comparing the two periods as the average yield on interest earning assets decreased from 5.32% during the three months ended December 31, 2013 to 4.90% for the comparable period in 2013.  The average balance of interest-earning assets increased from $274.1 million for the three months ended December 31, 2012 to $278.7 million for the comparable period in 2013.  Interest expense decreased $120,000 as the average cost of interest-bearing liabilities decreased from 1.10% to 0.87% when comparing the same two periods, which more than offset an increase in the average balance of those liabilities from $226.4 million for the quarter ended December 31, 2012 to $231.0 million for the comparable period in 2013.  The provision for loan losses decreased $439,000 from $474,000 for the quarter ended December 31, 2012 to $35,000 for the quarter ended December 31, 2013.

Non-interest income decreased $179,000 to $1.3 million for the three months ended December 31, 2013 compared to $1.5 million for the same period in 2012.  The decrease was primarily due to a decrease in income related to the sale of mortgage loans on the secondary market and a reduction in deposit related fees generated from non-sufficient fund charges, partially offset by increases in investment sales commissions and other deposit related fees.

Non-interest expense increased $136,000 to $3.3 million for the quarter ended December 31, 2013 compared to $3.2 million for the quarter ended December 31, 2012.  The increase was primarily due to increased salary and employee benefits expenses, including an increase in the number of employees, as well as increased occupancy and equipment expense resulting from the Bank’s conversion to a new core processing system.

Income tax expense for the three months ended December 31, 2013 was $272,000 compared to $285,000 for the same period in 2012.

Results of Operations – Year Ended December 31, 2013 and 2012

Net interest income after provision for loan losses increased $492,000, or 4.57%, for the year ended December 31, 2013 as compared to the same period in 2012.  Interest income decreased $776,000 when comparing the two periods as the average yield on interest-earning assets decreased from 5.33% during the year ended December 31, 2012 to 4.97% for the same period in 2013.  The average balance of interest-earning assets increased from $271.3 million for the year ended December 31, 2012 to $275.8 million for the comparable period in 2013.  Interest expense decreased $504,000 as the average cost of interest bearing liabilities decreased from 1.18% to 0.94% when comparing the same two periods, while the average balance of interest bearing liabilities increased $3.4 million from $223.3 million to $226.7 million.  The provision for loan losses decreased $764,000 from $1.1 million for the year ended December 31, 2012 to $316,000 for the year ended December 31, 2013.

Non-interest income decreased $141,000 for the year ended December 31, 2013 compared to the same period in 2012.  The decrease was primarily due to a decrease in income related to the sale of mortgage loans on the secondary market and a reduction in deposit related fees generated from non-sufficient fund charges, partially offset by increases in investment sales commissions, debit card related income, and other deposit related fees.

Non-interest expense increased $1.2 million for the year ended December 31, 2013 compared to the same period in 2012.  The increase was primarily due to increased salary and employee benefits expenses resulting from a combination of an increase in the number of employees, the depletion of nonvested forfeitures used to offset the Bank’s 401(k) matching contributions in 2012, an increase in investment commissions expense due to increased sales, and an increase in ESOP expense due to an increase in the Company’s stock price period over period.  In addition, data processing fees increased due to a combination of increased debit card transactions and certain costs resulting from the Bank’s conversion to a new core processing system.

Income tax expense for the year ended December 31, 2013 was $1.0 million as compared to income tax expense of $1.6 million for the same period in 2012.  The primary reason for the change was the decrease in taxable income during the 2013 period.

Total assets increased $3.2 million to $294.8 million at December 31, 2013, compared to $291.6 million at December 31, 2012.  Stockholders’ equity decreased $6.9 million from $48.0 million at December 31, 2012 to $41.1 million at December 31, 2013, primarily as a result of stock repurchases during the year ended December 31, 2013.  The Company repurchased 467,578 shares of common stock during 2013 at an average cost of $18.85 per share.  The Bank was considered well-capitalized under applicable federal regulatory capital guidelines at December 31, 2013.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

ATHENS BANCSHARES CORPORATION AND SUBSIDIARY CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited - Dollars in thousands, except per share amounts)

	THREE MONTHS ENDED		YEARS ENDED
	DECEMBER 31,		DECEMBER 31,
	2013	2012	2013	2012
Operating Data:
Total interest income	$ 3,417	$ 3,646	$ 13,698	$ 14,474
Total interest expense	500	620	2,134	2,638

Net interest income	2,917	3,026	11,564	11,836
Provision for loan losses	35	474	316	1,080
Net interest income after provision for loan losses	2,882	2,552	11,248	10,756

Total non-interest income	1,294	1,473	5,186	5,327
Total non-interest expense	3,295	3,159	13,080	11,871

Income before income taxes	881	866	3,354	4,212
Income tax expense	272	285	1,042	1,609

Net income	$ 609	$ 581	$ 2,312	$ 2,603

Net income per share, basic	$ 0.33	$ 0.27	$ 1.18	$ 1.12
Average common shares outstanding, basic	1,835,889	2,182,482	1,966,983	2,332,940
Net income per share, diluted	$ 0.32	$ 0.26	$ 1.13	$ 1.09
Average common shares outstanding, diluted	1,927,321	2,255,498	2,053,361	2,387,007

Performance ratios (annualized):
Return on average assets	0.81%	0.79%	0.78%	0.89%
Return on average equity	5.62	4.79	5.23	5.23
Interest rate spread	4.03	4.22	4.03	4.15
Net interest margin	4.19	4.42	4.19	4.36

	AS OF	AS OF
	DECEMBER 31, 2013	DECEMBER 31, 2012
FINANCIAL CONDITION DATA:
Total assets	$ 294,812	$ 291,632
Gross loans	230,638	221,750
Allowance for loan losses	4,432	4,475
Deposits	248,172	234,248
Securities sold under agreements to repurchase	1,304	2,110
Total liabilities	253,704	243,628
Stockholders' equity	41,108	48,004

Non-performing assets:
Nonaccrual loans	$ 4,043	$ 3,870
Accruing loans past due 90 days	47	28
Foreclosed real estate	413	509
Other non-performing assets	8	37

Troubled debt restructurings(1)	$ 4,134	$ 5,270

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.92%1	2.02%2
Allowance for loan losses as a percent of non-performing loans	108.36	114.80
Non-performing loans as a percent of total loans	1.77	1.76
Non-performing loans as a percent of total assets	1.39	1.34
Non-performing assets and troubled debt restructurings as a percentage of total assets	2.71	3.17

Regulatory capital ratios (Bank only):
Total capital (to risk-weighted assets)	17.01%7	21.33%3
Tier 1 capital (to risk-weighted assets)	15.74	20.07
Tier 1 capital (to adjusted total assets)	10.84	13.43

(1) Troubled debt restructurings include $670,000 and $419,000 in non-accrual loans at December 31, 2013 and December 31, 2012, respectively, which are also included in non-accrual loans at the respective dates.

CONTACT:          Athens Bancshares Corporation
Jeffrey L. Cunningham
President and CEO
423-745-1111